EXHIBIT 10-12
Agreement

Between the following parties:

Regarding the work carried out and the results of that work (“the Results”)

NovAliX Deutschland GmbH (“NOVALIX”), a German corporation located at  Seckenheimer Landstrasse 4, D-68163 Mannheim, Germany, represented by its Geschäftsführer, Mr Stephan JENN. The (“COMPANY”), Gardedam Therapeutics, Inc. (“GARDEDAM”), headquartered at 1597 Cross Way San Jose, CA 95125 USA, and any acquiring, merging or successor companies, represented by its CEO, Dr. Gergely TOTH, the (“FOUNDER”),

The parties (1) - (2) are hereinafter also individually and collectively referred to as “Party” or as "Parties".

DEFINITIONS.

“Patent Rights” shall mean any and all patent applications, provisional patent applications and any patents issuing therefrom worldwide, together with any extensions, registrations, confirmations, reissues, continuations, divisions, continuations in-part, reexamination certificates, confirmations, registrations, revalidations, additions, supplementary protection certificates, substitutions or renewals thereof and any patents anywhere in the world, claiming the priority date of any of the foregoing.

“NOVALIX Compound Patent Rights” shall mean any and all Patent Rights owned or controlled by NOVALIX that claim or cover any chemical compound.

“Hit Series Compounds” shall mean selected series of compounds from the NOVALIX chemical microarrays showing binding and SAR trends to the DJ-1 protein.

“NOVALIX Compound Technology” shall mean any and all Technology generated by NOVALIX in the performance of the Collaboration and related to any Hit Series compound.

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“NOVALIX Synthesized Compounds” shall mean Hit Series compounds to be synthesized by NOVALIX.

Whereas:
a.NOVALIX is the legal successor of Graffinity Pharmaceuticals GmbH (“GRAFFINITY”), a former German corporation located at Im Neuenheimer Feld 518-519, 69120 Heidelberg, Germany, and has purchased all assets, IP, expertise and proprietary rights relating to label-free chemical microarray technologies that detect affinity interactions between compounds and targets and resulting processes leading to new chemical entities.
b.According to a collaboration agreement (COLLABORATION CONTRACT) between GARDEDAM and GRAFFINITY dated December 23, 2009, GRAFFINITY used its platform technology, chemical microarray SPR HTS, to screen the DJ-1 protein to identify a binding fingerprint and on the basis of this select series of compounds potentially binding to the Target.  The results of this screen was reported and communicated to GARDEDAM in a written electronic report entitled Fingerprint Report (“COLLABORATION DATA”).
c.In consideration of the performance of the collaboration, generation and communication of the Fingerprint Report by GRAFFINITY and the grant by NOVALIX of Rights outlined in Clause 2 “Rights” to GARDEDAM hereunder, GARDEDAM should pay to NOVALIX a non-refundable fee of Euro 112,000 (the “PAYMENT AMOUNT”).
d.Upon signing, the COLLABORATION CONTRACT will be set aside, along with any unperformed actions under that contract, and this agreement will then constitute the entire agreement and understanding between NOVALIX and GARDEDAM with regard to the COLLABORATION CONTRACT. This Agreement shall supersede any prior promises, agreements, representations, undertakings or implications whether made orally or in writing between NOVALIX and GARDEDAM relating to the subject matter of this agreement.

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1.Payment schedule. The total PAYMENT AMOUNT of Euro €112,000 (one hundred and twelve thousand Euros) will be paid in 3 (three) tranches (the “Payment Tranches”), the first of which (the “First Tranche”), of Euro €30,000 (thirty thousand Euros), is due in full within 30 days of the date hereof (the “Initial Closing Date”), the second of which (the “Second Tranche”), of Euro €35,000 (thirty five thousand Euros), is due within 30 days of a date six (6) calendar months after the Initial Closing Date, (the “Second Closing Date”) and the third of which (the “Third Tranche”), of Euro €47,000 (forty seven thousand Euros), is due within 30 days of a date six (6) months after the Second Closing Date (the “Final Closing Date”).

2.Rights. NOVALIX hereby agrees to grant and hereby grants to GARDEDAM a worldwide, perpetual, non-exclusive, license, with the right to sublicense, under any NOVALIX Compound Patent Rights and NOVALIX Compound Technology to use the Hit Series compounds, NOVALIX Synthesized Compounds (whether or not synthesized by NOVALIX or by another person or entity), any other compounds synthesized by NOVALIX for GARDEDAM against DJ-1, any other compounds delivered by NOVALIX to GARDEDAM hereunder and any information disclosed in the Fingerprint Report for any legal purpose, including without limitation to patent, to make, have made, use, sell, re-sell and import and export products of any kind whatsoever, including without limitation any and all products based on, incorporating or comprised of, in whole or in part, any or all of the Hit Series Compounds, NOVALIX Synthesized Compounds, and any other compounds synthesized by NOVALIX for GARDEDAM against the DJ-1 protein, without further obligation to NOVALIX.

3.Right of re-use. NOVALIX shall be free, without obligation to GARDEDAM, to screen the same target as the Target, itself or for any third party, to identify compounds that bind against such target, and to make, have made, use and sell products; provided, however, that in no event shall NOVALIX use for any purpose including, without limitation, its own interest or disclose to any third party any data generated in the performance of this Collaboration, including without limitation, the data in the Fingerprint Report, the hit series and all of the COLLABORATION DATA.

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4.Penalties. In the event of late payment as defined by 30 calendar days from the Closing Date for each tranche (as detailed in clause 1) the amount outstanding calculated as the initial PAYMENT AMOUNT minus any payments made in the PAYMENT TRANCHES will be doubled. In the event of non-payment of any outstanding balance of the PAYMENT AMOUNT 6 months after the final and Third Closing Date all rights for the RESULTS are to be returned to NOVALIX.

5.Early repayment. Gardedam may, at its discretion:

a.Elect to complete payment of the First Tranche at any time on or prior to the Initial Closing Date.
b.Elect to complete payment of the Second Tranche at any time on or prior to the Second Closing Date.
c.Elect to complete payment of the Third Tranche at any time on or prior to the Third Closing Date.

6.Governing Law. This Subscription Agreement is governed by the laws of United Kingdom.  The Purchaser, in its personal or corporate capacity and, if applicable, on behalf of each beneficial purchaser for whom it is acting, irrevocably attorns to the jurisdiction of the courts of the city of London (UK).

7.Counterparts and Electronic Means. This agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument.  Delivery of an executed copy of this Subscription Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Subscription Agreement as of the date hereinafter set forth.

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IN WITNESS WHEREOF the NOVALIX has duly executed this Agreement

NovAliX

/s/ Stephan Jenn
Stephan Jenn, Geschäftsführer, NovAliX Deutschland GmbH

NovAliX Deutschland GmbH

Seckenheimer Landstrasse 4,

D-68163 Mannheim, Germany

A C C E P T A N C E

The above-mentioned Agreement is accepted by Gardedam Therapeutics, Inc.

DATED,  12st November, 2015.

GARDEDAM THERAPEUTICS, INC.

By: /s/ Gergely Toth

Signature and print name

                        Gergely Toth

           Chief Executive Officer

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